Exhibit 99.1

Post Holdings Reports
Results for the First Quarter of Fiscal Year 2014
St. Louis, Missouri - February 6, 2014 - Post Holdings, Inc. (NYSE:POST) today reported results for the fiscal quarter ended December 31, 2013.
First Quarter 2014 Highlights:

•	Net sales of $297.0 million for the first quarter, up $60.1 million from prior year resulting from acquisitions

•	Post Foods U.S. dollar market share up 0.3 share points to 10.6% for the 13 weeks ended December 28, 2013 compared to the year ago quarter, according to Nielsen

•	Adjusted EBITDA of $55.9 million for the first quarter
First Quarter Consolidated Operating Results
Net sales for the first quarter were $297.0 million and increased $60.1 million, or 25.4%, compared to the prior year. Acquisitions, which represent the Attune Foods and Active Nutrition segments, contributed $60.1 million to consolidated net sales, net of $0.3 million of intersegment eliminations. Net sales for the Post Foods segment were flat at $236.9 million.
Gross profit improved $8.8 million to $114.5 million for the first quarter compared to the prior year. Gross profit benefitted from $17.5 million of incremental gross profit from acquisitions and was negatively impacted by $2.7 million of accelerated depreciation associated with the Modesto, California plant closure. Excluding these two items, gross profit for the first quarter declined $6.0 million to $99.7 million, with gross margin of 42.1% (on net sales excluding acquisitions), down approximately 250 basis points compared to the prior year.
Selling, general and administrative (SG&A) expenses for the first quarter increased $10.9 million to $83.0 million compared to the prior year; $8.1 million of which represents SG&A related to acquired businesses. Excluding these amounts, SG&A was $74.9 million or 31.6% of net sales excluding acquisitions, an increase of approximately 120 basis points compared to the prior year.
Adjusted EBITDA was $55.9 million for the first quarter, up $3.4 million compared to the prior year, and included $10.2 million from acquisitions.
For the first quarter, the net loss attributable to common stockholders was ($5.0) million, or ($0.15) per diluted common share. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the quarter were $0.7 million and $0.02, respectively.
Post Foods
In the Post Foods segment, which includes predominately the Post branded cereal business, net sales for the first quarter were $236.9 million, flat compared to prior year.
The Post Foods segment profit was $46.5 million and $47.0 million for first quarter 2014 and 2013, respectively. Post Foods segment Adjusted EBITDA was $59.7 million and $62.0 million for first quarter 2014 and 2013, respectively.
According to Nielsen, U.S. ready to eat cereal category dollars were down 3.9% and category pounds declined 2.9% for the 13 weeks ended December 28, 2013, compared to prior year.
Post Foods’ U.S. dollar market share was 10.6% for the 13 weeks ended December 28, 2013, up 0.3 share points compared to the year ago quarter. Compared to the 13 weeks ended September 28, 2013, Post Foods’ U.S. dollar market share grew 0.4 share points. Post Foods’ U.S. pounds share was 10.8% for the 13 weeks ended December 28, 2013, up 0.3 share points compared to the prior year.

Attune Foods
The Attune Foods segment includes the cereal and snack business of the Attune, Uncle Sam and Erewhon brands (acquired on December 31, 2012) and the private label and branded cereal, granola and snack business of the Golden Temple, Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands (acquired on May 28, 2013). Net sales for the segment (including intersegment sales) were $23.2 million for first quarter 2014, up 17.8% or $3.5 million compared to the year ago pre-acquisition quarter. The Attune Foods segment profit and segment Adjusted EBITDA for first quarter 2014 were $2.6 million and $4.4 million, respectively.
Active Nutrition
The Active Nutrition segment includes the business of Premier Nutrition Corporation, which was acquired on September 1, 2013. Net sales for the segment were $37.2 million for first quarter 2014, up 34.8% or $9.6 million compared to the year ago pre-acquisition quarter. The Active Nutrition segment profit and segment Adjusted EBITDA for first quarter 2014 were $4.2 million and $5.8 million, respectively.
Interest and Income Tax
Net interest expense was $29.0 million for the first quarter compared to $19.2 million for the prior year quarter. The increase is driven primarily by the issuance of $350.0 million and $525.0 million of aggregate principal value of senior notes in July 2013 and November 2013, respectively.
Income tax benefit was ($1.4) million in the first quarter of fiscal 2014 primarily resulting from a loss before income taxes combined with certain nondeductible compensation and corporate expenses incurred in the quarter and a higher weighted average statutory tax rate as a result of acquisitions. The effective income tax rate was 36.8% for the first quarter of fiscal 2014 compared to 31.5% for the same period a year ago.
Update on Acquisitions
On January 2, 2014, Post announced the closing of the Dakota Growers Pasta Company, Inc. acquisition, effective January 1, 2014. In addition, Post announced the completion of the acquisitions of Golden Boy Foods Ltd. and Dymatize Enterprises, LLC on February 3, 2014; these acquisitions closed effective February 1, 2014.
In a release dated February 3, 2014, Post announced it has agreed to acquire the PowerBar and Musashi brands and related worldwide assets from Nestle S.A. in a transaction expected to be completed in Post’s fiscal third quarter, subject to customary closing conditions. Post has agreed to pay $150 million for the brands, subject to working capital and other adjustments. The portion of the total transaction purchase price allocated to the U.S. assets acquired is subject to a “step-up” in fair value for the purpose of determining tax deductible depreciation and amortization. Post management estimates the present value of the tax benefit of the step-up to be approximately $18-$20 million.
Post management anticipates that for calendar year 2014 PowerBar and Musashi would generate net sales of approximately $165-$175 million and Adjusted EBITDA of approximately $15-$17 million if the brands were part of Post’s Active Nutrition Group for the entire period. Post expects to incur transition and integration expenses of approximately $10-$15 million over fifteen months following the close of the transaction.
Modesto, California Plant Closure Update
Post completed the first phase of its Modesto, California manufacturing facility closure in the first quarter of fiscal 2014, which is expected to achieve savings of approximately $2.8 million in fiscal 2014. The second phase of the facility closure is expected to be completed by September 2014, with the total net pretax annual cash savings of approximately $14.0 million expected to be fully phased in by fiscal 2015.
During the first quarter of 2014, Post incurred an incremental $2.7 million of accelerated depreciation expense recorded in cost of sales and $0.5 million related to employee termination benefits. Post anticipates recognizing additional accelerated depreciation expense of $5.8 million through the completion of the project in September 2014 and an additional $0.9 million of employee termination benefits.
Outlook
Including results of all completed acquisitions to date (which excludes the acquisition of the PowerBar and Musashi brands), Post management expects fiscal 2014 Adjusted EBITDA to be between $315 million and $340 million. Additionally, Post management expects fiscal 2014 capital expenditures to be between $75 million and $85 million, inclusive of all completed acquisitions to date. Capital expenditure outlook reflects requirements to complete the start-up and transfer of production to other facilities related to the Company’s previously announced Modesto, California facility closure along with corporate initiatives.

Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings available to common stockholders, Adjusted diluted earnings per common share and total segment profit metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business.
Adjusted EBITDA and segment Adjusted EBITDA are non-GAAP measures which represent net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, costs to effect Post’s separation from Ralcorp Holdings, Inc. (“Ralcorp”) and to establish stand-alone systems and processes, mark to market adjustments on economic hedges, losses on hedge of purchase price of acquisitions and intangible asset impairments, if any. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment.
Adjusted net earnings available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, losses on hedge of purchase price of acquisitions and intangible asset impairments, if any. The Company believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of our financial results and could potentially distort the trends in business performance.
Total segment profit is a non-GAAP measure which represents the aggregation of the segment profit for each of Post’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
The calculations of Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings available to common stockholders, Adjusted diluted earnings per common share and total segment profit are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, segment Adjusted EBITDA, Adjusted net earnings available to common stockholders, Adjusted diluted earnings per common share and total segment profit may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call to Discuss Earnings Results and Guidance
The Company will host a conference call on Friday, February 7, 2014 at 9:00 a.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the first quarter of fiscal year 2014, fiscal 2014 guidance and the PowerBar and Musashi acquisition.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 33249552. Employees, the media and the public are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.

A replay of the conference call will be available through Friday, February 14, 2014, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 33249552. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements including the expected timing of the completion of the acquisition of the PowerBar and Musashi brands and related assets, expected tax benefits of the acquisition of the PowerBar and Musashi brands, the expected Adjusted EBITDA and other financial results of the PowerBar and Musashi business, the expected transition and integration expenses related to the PowerBar and Musashi acquisition, our Adjusted EBITDA guidance for fiscal 2014, our capital expenditures guidance for fiscal 2014, employee termination benefits and accelerated depreciation related to the Modesto, California closure, our expected net pretax annual cash manufacturing cost savings related to the closure, and the timing of the cost savings. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service our outstanding debt or obtain additional financing; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to operate effectively as a stand-alone, publicly traded company; changes in our cost structure, management, financing and business operations; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; our ability to continue to compete in our product markets and our ability to retain our market position; our ability to recognize the expected benefits of the closing of our Modesto, California manufacturing facility; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes or work stoppages by our employees; legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plans; loss of key employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating in the center-of-the-store, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. Post also offers premium healthy and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, and Willamette Valley Granola Company™ brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended December 31,
	2013	2012

Net Sales	$297.0	$236.9
Cost of goods sold	182.5	131.2
Gross Profit	114.5	105.7

Selling, general and administrative expenses	83.0	72.1
Amortization of intangible assets	5.7	3.2
Restructuring expense	0.5	—
Other operating expenses, net	0.1	0.1
Operating Profit	25.2	30.3

Interest expense	29.0	19.2
(Loss) Earnings before Income Taxes	(3.8)	11.1
Income tax (benefit) provision	(1.4)	3.5
Net (Loss) Earnings	(2.4)	7.6
Preferred stock dividends	(2.6)	—
Net (Loss) Earnings Available to Common Stockholders	$(5.0)	$7.6

(Loss) Earnings per Common Share:
Basic	$(0.15)	$0.23
Diluted	$(0.15)	$0.23

Weighted-Average Common Shares Outstanding:
Basic	32.7	32.6
Diluted	32.7	32.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2013	September 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$884.9	$402.0
Restricted cash	1.1	38.1
Receivables, net	84.9	83.2
Inventories	120.8	121.9
Deferred income taxes	12.1	11.9
Prepaid expenses and other current assets	10.8	11.0
Total Current Assets	1,114.6	668.1

Property, net	387.7	388.5
Goodwill	1,489.6	1,489.7
Other intangible assets, net	892.7	898.4
Cash advance for acquisition	366.2	—
Deferred income taxes	2.2	2.4
Other assets	36.1	26.7
Total Assets	$4,289.1	$3,473.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$56.8	$77.1
Other current liabilities	94.3	68.9
Total Current Liabilities	151.1	146.0

Long-term debt	1,932.9	1,408.6
Deferred income taxes	302.4	304.3
Other liabilities	117.0	116.3
Total Liabilities	2,503.4	1,975.2

Stockholders’ Equity
Preferred stock	0.1	—
Common stock	0.3	0.3
Additional paid-in capital	1,811.2	1,517.2
Retained earnings	42.9	47.6
Accumulated other comprehensive loss	(15.4)	(13.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders’ Equity	1,785.7	1,498.6
Total Liabilities and Stockholders’ Equity	$4,289.1	$3,473.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Quarter Ended December 31,
	2013	2012
Cash provided by (used in):
Operating activities	$24.9	$23.6
Investing activities	(345.7)	(14.2)
Financing activities	804.6	243.4
Effect of exchange rates on cash and cash equivalents	(0.9)	(0.1)
Net increase in cash and cash equivalents	$482.9	$252.7

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended December 31,
	2013	2012
Net Sales
Post Foods	$236.9	$236.9
Attune Foods	23.2	—
Active Nutrition	37.2	—
Eliminations	(0.3)	—
Total	$297.0	$236.9
Segment Profit
Post Foods	$46.5	$47.0
Attune Foods	2.6	—
Active Nutrition	4.2	—
Total segment profit	53.3	47.0
General corporate expenses and other	24.9	16.7
Accelerated depreciation on plant closure	2.7	—
Restructuring expenses	0.5	—
Interest expense	29.0	19.2
(Loss) Earnings before Income Taxes	$(3.8)	$11.1

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended December 31,
	2013	2012
Net (Loss) Earnings	$(2.4)	$7.6
Income tax expense	(1.4)	3.5
Interest expense, net	29.0	19.2
Depreciation and amortization, including accelerated depreciation	21.1	16.2
Restructuring and plant closure costs	2.2	—
Spin-Off costs/post Spin-Off non-recurring costs	0.2	2.8
Non-cash stock-based compensation	3.4	2.5
Losses on hedge of purchase price of acquisitions	1.3	—
Mark to market adjustments on economic hedges	(0.9)	0.7
Acquisition related transaction costs	3.4	—
Adjusted EBITDA	$55.9	$52.5
Adjusted EBITDA as a percentage of Net Sales	18.8%	22.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED DECEMBER 31, 2013
(in millions)

	Post Foods	Attune Foods	Active Nutrition	Corporate/ Other	Total
Segment Profit	$46.5	$2.6	$4.2	$—	$53.3
General corporate expenses and other	—	—	—	(24.9)	(24.9)
Accelerated depreciation on plant closure	—	—	—	(2.7)	(2.7)
Restructuring expense	—	—	—	(0.5)	(0.5)
Operating Profit	46.5	2.6	4.2	(28.1)	25.2
Depreciation and amortization, including accelerated depreciation	13.2	1.8	1.6	4.5	21.1
Restructuring and plant closure costs	—	—	—	2.2	2.2
Non-cash stock-based compensation	—	—	—	3.4	3.4
Mark to market adjustments on economic hedges	—	—	—	(0.9)	(0.9)
Acquisition related transaction costs	—	—	—	3.4	3.4
Losses on hedge of purchase price of acquisitions	—	—	—	1.3	1.3
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	0.2	0.2
Adjusted EBITDA	$59.7	$4.4	$5.8	$(14.0)	$55.9
Adjusted EBITDA as a percentage of Net Sales	25.2%	19.0%	15.6%	—	18.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED DECEMBER 31, 2012
(in millions)

	Post Foods	Attune Foods	Active Nutrition	Corporate/ Other	Total
Segment Profit	$47.0	$—	$—	$—	$47.0
General corporate expenses and other	—	—	—	(16.7)	(16.7)
Operating Profit	47.0	—	—	(16.7)	30.3
Depreciation and amortization	15.0	—	—	1.2	16.2
Non-cash stock-based compensation	—	—	—	2.5	2.5
Mark to market adjustments on economic hedges	—	—	—	0.7	0.7
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	2.8	2.8
Adjusted EBITDA	$62.0	$—	$—	$(9.5)	$52.5
Adjusted EBITDA as a percentage of Net Sales	26.2%	—	—	—	22.2%

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended December 31,
	2013	2012
Net (Loss) Earnings Available to Common Stockholders	$(5.0)	$7.6

Adjustments:
Spin-Off costs/post Spin-Off non-recurring costs	0.2	2.8
Mark to market adjustments on economic hedges	(0.9)	0.7
Restructuring and plant closure costs, including accelerated depreciation	4.9	—
Acquisition related transaction costs	3.4	—
Losses on hedge of purchase price of acquisitions	1.3	—
Total Net Adjustments	8.9	3.5
Income tax effect on adjustments	(3.2)	(1.1)
Adjusted Net Earnings Available to Common Stockholders	$0.7	$10.0

Weighted-Average Shares Outstanding - Diluted	32.7	32.7

Adjusted Diluted Earnings per Common Share	$0.02	$0.31